Exhibit 16.1

(Firm Letterhead)

August 16, 2017

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Western Asset Global Corporate Defined Opportunity Fund Inc. (the “Fund”) and, under the date of December 20, 2016, we reported on the financial statements of the Fund as of and for the year ended October 31, 2016. On August 14, 2017 we resigned at the request of the Fund. We have read the Fund’s statements included under Item 4.01 of its Form 8-K dated August 16, 2017, and we agree with such statements, except that we are not in a position to agree or disagree with the Fund’s statement that the change was approved by the Board of Directors and we are not in a position to agree or disagree with the Fund’s statement that PricewaterhouseCoopers LLP were not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Fund’s financial statements.

Very truly yours,

/s/ KPMG LLP